FOR IMMEDIATE RELEASE

Media Contact:

Margot Olcay

Rubenstein Communications

(212) 843-8284

Piedmont Office Realty Trust Extends Lease

with State of New York at 60 Broad

Five-Year Extension for 480,708 Square Feet

NORCROSS, Ga. (Feb. 15, 2008) -- Piedmont Office Realty Trust has signed a five-year lease extension with the State of New York for 480,708 square feet of office space in lower Manhattan, at 25 Beaver Street -- also known as the 60 Broad Street tower.

Tenants at the 39-story, 1-million-square-foot building include five agencies of the New York state government: Court Administration, Housing & Community Renewal, Insurance, Commission for Blind & Visually Handicapped, and Lottery. The new lease will run for five additional years, with a five-year renewal option.

Built in 1962, 60 Broad Street was renovated in 1997, the year the state agencies moved in. The building was acquired in 2003 and has maintained high occupancy levels since then. Arthur Stern, Anthony Stapleton, Eric Sarner and Ross Jacobs of Cogswell Realty Group, LLC, represented Piedmont in the extension as its exclusive leasing agent.

"This is an important transaction for us, as the state is one of our largest tenants in the REIT," said George Wells, senior vice president of Piedmont.

Piedmont is a public, nontraded REIT specializing in Class-A office properties. As of Sept. 30, Piedmont owned 82 buildings totaling more than 21 million square feet in 23 states and Washington, D.C. Across the portfolio, Piedmont properties are approximately 94 percent leased. For more information, see www.piedmontreit.com.

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This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including discussions regarding Piedmont's use of proceeds and certain other factors that may affect future earnings or financial results. Such statements involve risks and uncertainties, which could cause actual results to vary materially from those expressed in or indicated by the forward-looking statements. Accordingly, readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Factors that may cause actual results to differ materially include changes in general economic conditions, changes in real estate conditions, construction delays, increases in interest rates, lease-up risks, lack of availability of financing, and lack of availability of capital proceeds. Piedmont Office Realty Trust is closed to new investors. SEC filings: www.sec.gov.